Exhibit 99.1

    STEELCASE REPORTS DOUBLE DIGIT SALES AND EARNINGS GROWTH IN THIRD QUARTER

             - North America Revenue Up 17 Percent Over Prior Year -

    GRAND RAPIDS, Mich., Dec. 16 /PRNewswire-FirstCall/ -- Steelcase Inc. (NYSE:
SCS) today reported revenue totaling $750.7 million for its third quarter of fiscal 2006. Revenue increased 11.4 percent compared to $674.1 million in the prior year quarter driven by strong growth of 17.4 percent in the North America segment.

    As compared to the prior year, third quarter revenue included $12.8 million from services, $8.4 million from acquisitions and a $(6.0) million impact from currency translation. These items had the net effect of increasing revenue by
2.3 percent.

    Steelcase reported net income of $19.1 million, or $0.13 per share for the third quarter of fiscal 2006, consistent with company estimates of $0.10 to $0.15 per share. This compares to net income of $10.1 million, or $0.07 per share in the same quarter last year. Prior year net income included the benefit of a $6.5 million tax reserve reduction.

    Included in third quarter results were net restructuring charges totaling $(4.6) million after-tax primarily related to facility rationalization in the company's North America and International segments. Net restructuring charges were $(1.2) million after-tax in the prior year quarter.

    "We are pleased to deliver sales and profit growth in all three of our business segments for the third quarter," said James P. Hackett, president and CEO. "We significantly improved our results even as we worked through the many challenges associated with making changes to our business model. These changes will reduce complexity and cost, improve customer value and satisfaction, and create a platform for strong, profitable growth."

    The company's cost of sales improved by 2.5 points to 69.4 percent in the third quarter, driven by a 4.0 percentage point improvement in the North America segment. Improved pricing yield, leverage from higher sales volume, lower overhead spending and gains in labor productivity all contributed to the improvement in North America. This improvement was partially offset by disruption and inefficiencies associated with ongoing facility consolidations and higher energy costs. The International segment improved cost of sales by 2.1 percentage points, driven by the benefits from prior restructuring actions and leverage from higher sales volume.

    Despite higher restructuring costs, gross margin of 29.8 percent in the third quarter improved 1.9 percentage points from 27.9 percent in the same quarter last year. Excluding restructuring charges, gross margin improved by 2.5 percentage points.

    Steelcase reduced operating expenses as a percent of revenue to 25.2 percent from 27.0 percent in the prior year. This improvement was related to continued cost control and leverage from higher sales volume.

    Reported operating income of $32.7 million, or 4.4 percent of revenue, improved significantly from $6.2 million, or 0.9 percent of revenue in the prior year. Operating income without restructuring charges was $40.0 million, or 5.3 percent of revenue in the current quarter compared to $7.9 million, or 1.2 percent of revenue in the prior year.

    The company increased total cash and cash equivalents by $44.5 million to $331.6 million and reduced debt by $5.7 million to $268.1 million, compared to the second quarter. As part of its outstanding share repurchase authorization, Steelcase repurchased 250,000 shares in the third quarter at an average price of $13.75 per share.

    Year to date, the company reported net income of $39.6 million compared to $11.7 million for the same period last year.

    "The hard work of our employees all over the world is very evident in the improved financial results across all our business segments this quarter," said James P. Keane, chief financial officer. "North America had strong sales growth and gross margin improvement, the Steelcase Design Partnership achieved its highest operating income performance in over four years, and International returned to profitability."

    Outlook

    As the company enters the fourth quarter, backlog and orders remain strong in North America and business is strengthening in several International markets. Steelcase expects fourth quarter revenue to follow normal seasonal patterns and decline slightly from the third quarter. On a year over year basis, revenue is expected to be 4 to 8 percent higher than the very strong prior year quarter.

    Steelcase expects to report earnings between $0.07 and $0.12 per share in the fourth quarter. Estimated restructuring charges and credits are expected to largely offset each other in the fourth quarter. The company reported earnings of $0.01 per share in the fourth quarter of the prior year.

    The company has updated its three-year plan and continues to target gross margins of 35 percent, operating expenses of 25 percent and operating income of 10 percent of revenue.

    Mr. Hackett concluded, "Our focus is on making steady progress towards our long-term profitability goals and maintaining our strong balance sheet. From this solid foundation, we will invest to accelerate innovation-based growth in our core markets and to expand our business model to capture opportunities in adjacent markets."

                            Business Segment Results
                                  (in millions)

                                             Third Quarter                          Third Quarter
                                           Three Months Ended                     Nine Months Ended
                                  -----------------------------------    ----------------------------------
                                   Nov. 25,     Nov. 26,      % Inc       Nov. 25,     Nov. 26,     % Inc
                                    2005         2004         (Dec)        2005         2004        (Dec)
                                  ---------    ---------    ---------    ---------    ---------   ---------
Revenue
North America (1)                 $   433.0    $   368.8      17.4%      $ 1,214.3    $ 1,062.5      14.3%
Steelcase Design
  Partnership (2)                      86.8         83.0       4.6%          255.5        234.1       9.1%
International (3)                     167.4        155.5       7.7%          465.2        421.6      10.3%
Other (4)                              63.5         66.8      (4.9)%         194.6        204.6      (4.9)%
                                  ---------    ---------                 ---------    ---------
   Consolidated
     Revenue                      $   750.7    $   674.1      11.4%      $ 2,129.6    $ 1,922.8      10.8%
                                  =========    =========                 =========    =========
Operating Income
North America                     $    19.5    $     2.6                 $    54.1    $     6.3
Steelcase Design
  Partnership                          10.0          7.7                      26.2         18.8
International                           6.6         (1.0)                     (0.1)        (5.3)
Other                                  (3.4)        (3.1)                     (7.0)        (1.9)
                                  ---------    ---------                 ---------    ---------
   Consolidated
     Operating Income             $    32.7    $     6.2                 $    73.2    $    17.9
                                  =========    =========                 =========    =========
Operating Income
  Percent                               4.4%         0.9%    3.5 pts.          3.4%         0.9%   2.5 pts.

       Pre-Tax Restructuring Charges Included in Business Segment Results
                                  (in millions)

                          Third Quarter         Third Quarter
                        Three Months Ended    Nine Months Ended
                       -------------------   -------------------
                        Nov. 25,   Nov. 26,   Nov. 25,   Nov. 26,
                         2005        2004       2005       2004
                       --------   --------   --------   --------
North America          $    4.0   $    0.8       14.9        8.2
Steelcase Design
 Partnership                  -          -          -          -
International               1.4        0.3       11.1       (0.8)
Other                       1.9        0.6        1.8        1.4
                       --------   --------   --------   --------
  Consolidated
   Charges             $    7.3   $    1.7   $   27.8   $    8.8
                       ========   ========   ========   ========

    Business Segment Footnotes

    (1) North America business segment includes the company's Steelcase and Turnstone brands, consolidated dealers in the U.S. and Canada, and services
    (2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta
    (3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada
    (4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses

                           Non-GAAP Financial Measures

                  Gross Margin, excluding Restructuring Charges
                           (in millions, % of revenue)

                                     Third Quarter                                  Third Quarter
                                   Three Months Ended                             Nine Months Ended
                       ------------------------------------------    ------------------------------------------
                          Nov. 25, 2005         Nov. 26, 2004           Nov. 25, 2005          Nov. 26, 2004
                       -------------------    -------------------    -------------------    -------------------
Gross Margin,
  as reported          $  223.7       29.8%   $  188.3       27.9%   $  637.6       29.9%   $  550.8       28.6%
Restructuring
  Charges                   5.9        0.8%        1.4        0.2%       22.2        1.1%        6.5        0.4%
                       --------   --------    --------   --------    --------   --------    --------   --------
Gross Margin,
  excluding
  Restructuring
  Charges              $  229.6       30.6%   $  189.7       28.1%   $  659.8       31.0%   $  557.3       29.0%
                       ========   ========    ========   ========    ========   ========    ========   ========

                Operating Income, excluding Restructuring Charges
                           (in millions; % of revenue)

                                     Third Quarter                                  Third Quarter
                                   Three Months Ended                             Nine Months Ended
                       ------------------------------------------    ------------------------------------------
                          Nov. 25, 2005         Nov. 26, 2004           Nov. 25, 2005          Nov. 26, 2004
                       -------------------    -------------------    -------------------    -------------------
Operating Income,
  as reported          $   32.7        4.4%   $    6.2        0.9%   $   73.2        3.4%   $   17.9        0.9%
Restructuring
  Charges                   7.3        0.9%        1.7        0.3%       27.8        1.3%        8.8        0.5%
                       --------   --------    --------   --------    --------   --------    --------   --------
Operating Income,
  excluding
  Restructuring
  Charges              $   40.0        5.3%   $    7.9        1.2%   $  101.0        4.7%   $   26.7        1.4%
                       ========   ========    ========   ========    ========   ========    ========   ========

    Webcast

    Steelcase will discuss third quarter fiscal 2006 results and business outlook on a conference call and webcast at 11:00 a.m. EST today. Links to the webcast are available at http://www.steelcase.com/ir. Supporting presentation slides will be available on the company's website shortly before the start of the webcast.

    Non-GAAP Financial Measures

    This earnings release contains certain non-GAAP financial measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company. Pursuant to the requirements of Regulation G, the company has provided a reconciliation above of non-GAAP financial measures to the most directly comparable GAAP financial measure.

    The non-GAAP financial measures used within the company's earnings release are: third quarter and nine months year-to-date gross margin, excluding restructuring costs for the current and prior year in dollars and as a percentage of net revenue; and third quarter and nine months year-to-date operating income, excluding restructuring costs for the current and prior year in dollars and as a percentage of revenue. These measures are presented because management uses this information to monitor and evaluate financial results and trends. Therefore, management believes this information is also useful for investors.

    Forward-looking Statements

    From time to time, in written reports and oral statements, the company discusses its expectations regarding future events. These forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: (1) competitive and general economic conditions and uncertainty domestically and internationally; (2) delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action, acts of God and other Force Majeure events; (3) changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; (4) major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; (5) competitive pricing pressure; (6) pricing changes by the company, its competitors or suppliers, including fluctuations in raw material and component costs; (7) currency fluctuations; (8) changes in: (a) customer demand and order patterns; (b) financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; (c) relationships with customers, suppliers, employees and dealers; and (d) the mix of products sold and of customers purchasing (including large project business); (9) the success of new product launches (including customer acceptance and product and delivery performance), current product innovations, services and platform simplification, and their impact on the company's manufacturing processes; (10) the success of the company's investment in certain ventures; (11) the company's ability to successfully: (a) implement list price increases and manage pricing yield; (b) reduce its costs, including actions such as global supply chain management, strategic outsourcing, workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value, production consolidation, reduction of business complexity and culling products;
(c) implement technology initiatives; (d) integrate acquired businesses; (e) migrate to a less vertically integrated manufacturing model; (f) implement lean manufacturing principles; (g) initiate and manage alliances; (h) resolve certain contract-related contingent liabilities; (i) manage consolidated dealers; and
(j) implement distribution channel changes; (12) possible acquisitions or divestitures by the company; (13) changes in business strategies and decisions; and (14) other risks detailed in the company's Form 10-K for the year ended February 25, 2005 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Steelcase Inc.

    Steelcase, the global leader in the office furniture industry, helps people have a better work experience by providing products, services and insights into the ways people work. The company designs and manufactures architecture, furniture and technology products. Founded in 1912 and headquartered in Grand Rapids, Michigan, Steelcase (NYSE: SCS) serves customers through a network of more than 800 independent dealers and approximately 14,000 employees worldwide. Fiscal 2005 revenue was $2.6 billion. Learn more at http://www.steelcase.com .

                                 STEELCASE INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                      (in millions, except per share data)

                                          Three Months Ended          Nine Months Ended
                                      ------------------------    ------------------------
                                        Nov 25,       Nov 26,       Nov 25,       Nov 26,
                                         2005          2004          2005          2004
                                      ----------    ----------    ----------    ----------
Revenue                               $    750.7    $    674.1    $  2,129.6    $  1,922.8
Cost of sales                              521.1         484.4       1,469.8       1,365.5
Restructuring costs                          5.9           1.4          22.2           6.5
                                      ----------    ----------    ----------    ----------
      Gross margin                         223.7         188.3         637.6         550.8
Operating expenses                         189.6         181.8         558.8         530.6
Restructuring costs                          1.4           0.3           5.6           2.3
                                      ----------    ----------    ----------    ----------
      Operating income                      32.7           6.2          73.2          17.9
Interest expense                            (4.2)         (5.3)        (13.8)        (16.1)
Other income, net                            2.6           4.3           4.5           4.2
                                      ----------    ----------    ----------    ----------
      Income from continuing
       operations before income
       tax expense                          31.1           5.2          63.9           6.0
Income tax expense                          12.0          (4.9)         24.3          (4.7)
                                      ----------    ----------    ----------    ----------
      Income from continuing
       operations                           19.1          10.1          39.6          10.7
Income from discontinued
 operations, net of applicable
 income taxes                                  -             -             -           1.0
                                      ----------    ----------    ----------    ----------
      Net income                      $     19.1    $     10.1    $     39.6    $     11.7
                                      ==========    ==========    ==========    ==========
Basic and diluted per share data:
   Income from continuing
    operations                        $     0.13    $     0.07    $     0.27    $     0.07
   Income from discontinued
    operations                               -             -             -            0.01
                                      ----------    ----------    ----------    ----------
   Earnings                           $     0.13    $     0.07    $     0.27    $     0.08
                                      ==========    ==========    ==========    ==========
Dividends declared per common
 share                                $     0.09    $     0.06    $     0.24    $     0.18
                                      ==========    ==========    ==========    ==========
Weighted average shares
 outstanding                               148.3         147.9         148.2         147.8
                                      ==========    ==========    ==========    ==========

                                 STEELCASE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (in millions)

                                                (Unaudited)
                                                  Nov. 25,      Feb. 25,
                                                   2005          2005
                                                ----------    ----------
                     ASSETS
Current assets:
  Cash and cash equivalents                     $    331.6    $    216.6
  Short-term investments                                 -         131.6
  Accounts receivable, net                           409.4         378.1
  Inventories                                        153.3         132.9
  Other current assets                               206.1         198.6
                                                ----------    ----------
      Total current assets                         1,100.4       1,057.8

Property and equipment, net                          540.7         606.0
Goodwill and other intangible assets, net            287.1         290.0
Other assets                                         397.2         410.9
                                                ----------    ----------
      Total assets                              $  2,325.4    $  2,364.7
                                                ----------    ----------

     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $    194.7    $    175.9
  Short-term borrowings and current
   portion of long-term debt                         265.5          67.6
  Accrued expenses:
    Employee compensation                            107.2         123.3
    Employee benefit plan obligations                 30.1          31.7
    Other                                            221.1         212.5
                                                ----------    ----------
      Total current liabilities                      818.6         611.0
                                                ----------    ----------

Long-term liabilities:
  Long-term debt                                       2.6         258.1
  Employee benefit plan obligations                  248.4         249.7
  Other long-term liabilities                         60.0          49.3
                                                ----------    ----------
      Total long-term liabilities                    311.0         557.1
                                                ----------    ----------
      Total liabilities                            1,129.6       1,168.1
                                                ----------    ----------

Shareholders' equity:
  Common stock                                       300.4         297.4
  Additional paid in capital                           2.8           1.3
  Accumulated other comprehensive loss               (41.7)        (33.1)
  Deferred compensation - restricted stock            (3.7)         (3.1)
  Retained earnings                                  938.0         934.1
                                                ----------    ----------
      Total shareholders' equity                   1,195.8       1,196.6
                                                ----------    ----------
      Total liabilities and shareholders'
       equity                                   $  2,325.4    $  2,364.7
                                                ==========    ==========

                                 STEELCASE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (in millions)

                                                       (Unaudited)
                                                    Nine Months Ended
                                                ------------------------
                                                 Nov. 25,      Nov. 26,
                                                   2005          2004
                                                ----------    ----------
OPERATING ACTIVITIES
Net income                                      $     39.6    $     11.7
Depreciation and amortization                         91.1          95.8
Changes in operating assets and liabilities,
 net of corporate acquisitions                       (49.9)        (67.8)
Other, net                                            12.2          (5.4)
                                                ----------    ----------
Net cash provided by operating activities             93.0          34.3
                                                ----------    ----------

INVESTING ACTIVITIES
Capital expenditures                                 (54.0)        (37.0)
Short-term investments, net                          131.6          45.9
Proceeds from the disposal of fixed assets            23.8          16.4
Proceeds from repayments of lease fundings            13.6          26.4
Acquisitions, net of cash acquired                    (6.2)            -
Other, net                                             2.0          15.6
                                                ----------    ----------
Net cash provided by investing activities            110.8          67.3
                                                ----------    ----------

FINANCING ACTIVITIES
Repayments of long-term debt, net                    (52.8)         (4.2)
Repayments of lines of credit, net                    (4.0)        (25.1)
Dividends paid                                       (35.7)        (26.7)
Common stock issuance, net of repurchases              0.5           3.2
                                                ----------    ----------
Net cash used in financing activities                (92.0)        (52.8)
                                                ----------    ----------
Effect of exchange rate changes on cash
 and cash equivalents                                  3.2           6.8
                                                ----------    ----------

Net increase in cash and cash equivalents            115.0          55.6
Cash and cash equivalents, beginning of period       216.6         182.2
                                                ----------    ----------

Cash and cash equivalents, end of period        $    331.6    $    237.8
                                                ==========    ==========

SOURCE  Steelcase Inc.
    -0-                             12/16/2005
    /CONTACT:  Investor Contact: Raj Mehan, Investor Relations,
+1-616-698-4734, Media Contact: Lisa Kerr, Communications, +1-616-698-4487,
both of Steelcase Inc./
    /First Call Analyst: /
    /FCMN Contact: rryerson@steelcase.com /
    /Web site:  http://www.steelcase.com /
    (SCS)